                                   EXHIBIT 2.1

                   AMENDED AND RESTATED CONTRIBUTION AGREEMENT

                              AMENDED AND RESTATED
                             CONTRIBUTION AGREEMENT

                                     Between

                      SENTO CORPORATION, a Utah corporation

                                       and

                  ECHOPASS CORPORATION, a Delaware corporation




                                  March 1, 2000

                   AMENDED AND RESTATED CONTRIBUTION AGREEMENT


     THIS AMENDED AND RESTATED CONTRIBUTION AGREEMENT (this "Agreement") is made as of March 1, 2000, between SENTO CORPORATION, a Utah corporation ("CONTRIBUTOR") and ECHOPASS CORPORATION, a Delaware corporation
("CONTRIBUTEE").


                                   BACKGROUND

     Contributor and Contributee executed a Contribution Agreement dated as of November 17, 1999 (the "CONTRIBUTION AGREEMENT"), which agreement has not been consummated.

     Contributor and Contributee now desire to enter into an Amended and Restated Contribution Agreement to amend and restate the Contribution Agreement in full.

     Contributee has reincorporated as a Delaware corporation.

     Contributor uses the Technology (as defined in SECTION 1A(i)(a) below).

     Contributor uses the Tangible Assets (as defined in SECTION 1A(i)(b) below) in connection with the Technology.

     Contributee has been organized for the purpose, among others, of commercializing and developing additional applications for the Technology.

     On the terms and subject to the conditions set forth in this Agreement, Contributor desires to contribute to Contributee (i) the Technology, in consideration for which Contributee will issue to Contributor the Shares (as defined in SECTION 1B below) and enter into the Services Agreement (as defined in SECTION 1E(i)(d) below) and (ii) the Assets, in consideration for which Contributee will reimburse to Contributor an amount equal to the net book value of the Tangible Assets effective February 1, 2000.


                                    AGREEMENT

     In consideration of the Background and the covenants and other consideration set forth herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     Section 1. CONTRIBUTION OF ASSETS IN EXCHANGE FOR THE SHARES AND THE CASH AMOUNT.

                1A. CONTRIBUTION OF ASSETS

     (i) On the terms and subject to the conditions contained in this Agreement, at the Closing (as defined in SECTION 1E below), Contributor shall contribute, convey, assign, transfer and deliver to Contributee all of Contributor's right, title and interest in and to:

          (a) any and all technology developed or acquired by or licensed to the Contributor as part of the technical infrastructure used by Contributor in the operation of Contributor's Customer Contact Center (the "CONTACT CENTER") (such technology, the "TECHNOLOGY"), including without limitation (1) all internally-developed applications, internally-developed integration methods, internally-developed maintenance and use processes, systems and components, and all related sales and marketing rights, currently owned or utilized by Contributor in the operation of the Contact Center, and (2) that Technology more particularly described on Schedule A attached hereto and made a part hereof; and

          (b) the tangible assets described on Schedule B attached hereto and made a part hereof (the "Tangible Assets" and, together with the Technology, the "Assets"). Such Tangible Assets shall be contributed free of any encumbrances with all liabilities due and payable prior to the Closing paid by Contributor. For the purposes of this Agreement, "internally-developed" means developed by or for Contributor.

     (ii) CONTRIBUTEE HEREBY ACKNOWLEDGES THAT EXCEPT AS EXPRESSLY SET FORTH IN
SECTION 2 BELOW: (A) CONTRIBUTOR IS TRANSFERRING THE ASSETS IN "AS IS, WHERE IS" CONDITION "WITH ALL FAULTS," WITHOUT ANY WARRANTIES, REPRESENTATIONS OR GUARANTIES OF ANY KIND, ORAL OR WRITTEN, EXPRESS, OR IMPLIED, CONCERNING THE ASSETS OR THIS AGREEMENT FROM OR ON BEHALF OF CONTRIBUTOR; AND (B) CONTRIBUTOR HAS NOT MADE, DOES NOT AND WILL NOT MAKE ANY REPRESENTATIONS, OR WARRANTIES, OF ANY KIND, ORAL OR WRITTEN, EXPRESS OR IMPLIED, CONCERNING THE ASSETS, INCLUDING, WITHOUT LIMITATION (1) THE VALUE, MERCHANTABILITY, PROFITABILITY, SUITABILITY OR FITNESS FOR A PARTICULAR USE OR PURPOSE, OF THE ASSETS, (2) THE CONDITION, QUALITY, MANNER OF REPAIR, STATE OF REPAIR OR LACK OF REPAIR OF THE ASSETS, OR
(3) THE COMPLIANCE OF THE ASSETS WITH ANY APPLICABLE LAWS, RULES, STATUTES, REGULATIONS, CODES OR ORDINANCES.

     1B. ISSUANCE OF THE SERIES A PREFERRED. Subject to the conditions specified in this Agreement, at the Closing, Contributee, in partial consideration for the contribution of the Technology, shall issue to Contributor 4,000,000 shares (the "SHARES") of the Series A Convertible Preferred Stock, $.0001 par value per share, of Contributee (the "SERIES A PREFERRED").

     1C. CASH IN CONSIDERATION FOR TANGIBLE ASSETS. Subject to the conditions specified in this Agreement, at the Closing, Contributee, in partial consideration for the contribution of the Tangible Assets, shall pay to Contributor $1,141,326.20 ("CASH AMOUNT")

     1D. ASSUMPTION OF LIABILITIES. Subject to the provisions of this Agreement (including, without limitation, Contributor's indemnification obligations contained in Paragraph 2C(i)) at the Closing, Contributee, in partial consideration for the contribution of the Assets, shall unconditionally assume and agree to pay, satisfy and discharge all liabilities and obligations relating to or arising out of the Assets solely relating to the period commencing on or after the Effective Time (as defined in

SECTION 1E below), including, without limitation, any claims (whenever made) arising out of, relating to, resulting from or caused by any transaction, status, event, condition, occurrence or situation existing, arising or occurring in connection with the ownership or operation of the Assets, whether such liabilities are absolute, known, unknown, fixed, contingent or otherwise (the "ASSUMED LIABILITIES"); provided that nothing in this paragraph shall be deemed to limit Contributor's obligations under Section 2C(i).

     1E. THE CLOSING. The closing of the transactions contemplated by this Agreement (the "CLOSING") shall take place contemporaneously with the closing of the sale of Series A Preferred and the Series B Preferred Stock of Contributee as contemplated by that certain Series A Preferred Stock Purchase Agreement dated March 2, 2000 and that certain Series B Preferred Stock Purchase Agreement dated March 2, 2000 (the "EFFECTIVE TIME").

     (i) At the Closing, subject to the conditions contained in this Agreement, Contributor shall deliver, in satisfaction of its obligations hereunder, the following to Contributee:

          (a) an executed counterpart of the Assignment of Technology in the form set forth on EXHIBIT A, attached hereto and made a part hereof (the "ASSIGNMENT OF TECHNOLOGY");

          (b) an executed counterpart of the Bill of Sale in the form set forth on EXHIBIT B, attached hereto and made a part hereof (the "BILL OF Sale"); and

          (c) an executed counterpart of the Services Agreement in the form set forth on EXHIBIT C, attached hereto and made a part hereof (the "SERVICES AGREEMENT").

     (ii) DELIVERIES BY CONTRIBUTEE. In partial consideration for the contribution of the Assets, at the Closing, Contributee shall deliver the following to Contributor:

          (a) an executed certificate representing the Shares issued in the name of Contributor;

          (b) an executed counterpart of the Assignment of Technology;

          (c) an executed counterpart of the Bill of Sale;

          (d) payment to Contributor of the Cash Amount; and

          (e) an executed counterpart of the Services Agreement.

Section 2. REPRESENTATIONS AND ADDITIONAL AGREEMENTS; COVENANTS AFTER THE EFFECTIVE TIME.

     2A. REPRESENTATIONS OF CONTRIBUTOR. Contributor hereby represents and warrants to Contributee as follows:

     (i) Contributor is a corporation duly incorporated, validly existing, and having an active status under the laws of the State of Utah; has the corporate power and authority to own its assets and to transact the business in which it is now engaged or proposed to be engaged; and is duly qualified as a foreign corporation and in good standing under the laws of each other jurisdiction in which such qualification is required, if any.

     (ii) Contributor owns or has a valid right to use the Tangible Assets and the Technology, which rights of ownership and use are free and clear of all liens and encumbrances. Contributor has not granted or agreed to grant to any third party any license or other right or interest in any of the Tangible Assets or Technology. Contributor has a valid right to contribute the Assets to Contributee pursuant to the terms of this Agreement, and the Assets shall be contributed to Contributee free and clear of any liens and encumbrances other than the Assumed Liabilities. As used in this Agreement, "liens and encumbrances" do not include any third-party infringement or claims of infringement relating to the Technology.

     (iii) Each of the Agreement, the Assignment of Technology, the Bill of Sale and the Services Agreement constitutes a legally valid and binding obligation of Contributor, enforceable against Contributor in accordance with its respective terms, except as such enforcement may be limited by general principles of equity and the effect of applicable bankruptcy, insolvency, moratorium and other laws relating to or affecting creditors' rights.

     (iv) Schedule A contains a true, correct and complete list of all the Technology owned or used by Contributor in connection with the operation of the Contact Center. To the knowledge of Contributor, the Technology does not infringe or misappropriate any patent, copyright, trade secret or other intellectual property right of any third party in the United States. To the knowledge of Contributor, no person is infringing upon the rights of Contributor in or to any of the Technology.

     (v) There is no threatened action or proceeding against or affecting Contributor before any court, governmental agency or arbitrator which may, in any one case or in the aggregate, materially adversely affect the financial condition, operations, properties, or business of Contributor or the ability of Contributor to enter into and perform its obligation under this Agreement.

     (vi) The execution and delivery by Contributor of this Agreement, the Assignment of Technology, the Bill of Sale, and the Services Agreement, and the performance by Contributor of its obligations hereunder and thereunder, and the consummation by Contributor of the transactions contemplated hereby and thereby, will not conflict with or violate in any material respect, constitute a material default (or event which with the giving of notice or lapse of time, or both, would become a material default) under, give rise to any right of termination, amendment, modification, acceleration or cancellation of any material obligation or loss of any material benefit under, result in the creation of any encumbrance on any of the Assets pursuant to, or require Contributor to obtain any consent, waiver, approval or action of, make any filing with, or give any notice to any person as a result or under, the terms and provisions of (i) Contributor's Articles of Incorporation or Contributor's Bylaws, (ii) any material contract to which Contributor is a party or by which any of the Assets is bound, or (iii) any law applicable to Contributor or any of the Assets, or any governmental order issued by a governmental authority by which Contributor or any of the Assets is in any way bound or obligated.

     (vii) No consent, waiver, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any governmental authority or third party is required on the part of Contributor in connection with the execution and delivery by Contributor of this Agreement, the Assignment of Technology, the Bill of Sale and the Services Agreement, or the performance by Contributor of its obligations hereunder and thereunder, and the consummation by Contributor of the transactions contemplated hereby and thereby, including, without limitation, the transfer of the Assets to Contributee.

     (viii) Contributor has provided to Contributee a copy of all material documentation in Contributor's possession relating to each item of Technology.

     (ix) Except for assets and services to be provided by Contributor to Contributee pursuant to a Facilities and Services Agreement dated February 1, 2000 (the "FACILITIES AGREEMENT"), the Assets constitute all of the material assets, properties and rights used by Contributor in the operation of the Contact Center prior to the Effective Date.

     (x) The Tangible Assets are in good condition and repair (ordinary wear and tear excepted) for property of comparable type, age and usage, except for tangible personal property that is obsolete and no longer used in the operation of the Contact Center.

     (xi) Contributor has never received any claim or notice that it is not in compliance with, and to the knowledge of Contributor, Contributor is in compliance with, each law or governmental order applicable to the operation of the Contact Center.

     (xii) Since December 17, 1999, there has been no change or effect in the assets, properties, operations, liabilities, business, condition (financial or otherwise) or results of operations of the Contact Center, that has had or would reasonably be expected, individually or in the aggregate, to have a material adverse effect on the operation of the Contact Center.

     (xiii) Contributor has made available to Contributee and its agents and representatives disclosure regarding the Contact Center's state of readiness, remediation plans and related expenditures relating to what is commonly referred to as the "Year 2000 problem," and such disclosure is true, correct and complete in all material respects.

     2B. REPRESENTATIONS OF CONTRIBUTEE. Contributee hereby represents and warrants to Contributor that Contributee is a corporation duly incorporated, validly existing, and having an active status under the laws of the State of Delaware; has the corporate power and authority to own its assets and to transact the business in which it is now engaged or proposed to be engaged; and is duly qualified as a foreign corporation and in good standing under the laws of each other jurisdiction in which such qualification is required, if any.

     2C. INDEMNIFICATION.

     (i) INDEMNIFICATION BY CONTRIBUTOR. In addition to all rights and remedies available to Contributee at law, in equity, or with respect to that certain Stockholder Rights Agreement of even date herewith, by and between Contributor, Contributee and the investors listed on the signature pages thereto (the "RIGHTS AGREEMENT"), Contributor agrees to indemnify Contributee, its officers, directors, agents, representatives, successors, permitted assigns and affiliates (other than Contributor) (collectively, the "CONTRIBUTEE PARTIES") and hold each of them harmless against and pay on behalf of or reimburse such Contributee Parties in respect of any loss (including, without limitation, diminution in value and consequential damages), liability, demand, claim, action, cause of action, cost, damage, deficiency, tax, penalty, fine or expense, whether or not arising out of third party infringement claims (including, without limitation, interest, penalties, reasonable attorneys' fees and expenses and all amounts paid in investigation, defense or settlement of any of the foregoing) (collectively, "LOSSES") which any such Contributee Party may suffer, sustain or become subject to, as a result of, in connection with, relating or incidental to or by virtue of the breach of any representation, covenant or agreement of Contributor contained in this Agreement; provided that the sole remedy and the extent of Contributor's obligations relating to any third party infringement claims, arising from acts of or on behalf of Contributor relating to the Technology transfer by Contributor, shall be the return to Contributee of no more than 4,000,000 shares of Series A Preferred (or any shares of Contributee's Common Stock issued upon conversion of the Series A Preferred). For purposes of determining the number of shares of Series A Preferred to be returned by Contributor, the value of the shares of Series A Preferred shall be determined as follows (i) prior to Contributee's initial public offering, the value of the Series A Preferred (or Contributee's Common Stock issued upon conversion of the Series A Preferred) shall be deemed equal to the greater of $2.00 per share or the highest price per share paid by a third party in a bona fide third party transaction involving the Series A Preferred or Contributee's Common Stock and (ii) subsequent to Contributee's initial public offering, the fair market value of the Contributee's Common Stock.

     (ii) INDEMNIFICATION BY CONTRIBUTEE. In addition to all rights and remedies available to Contributor at law, in equity, or with respect to the Rights Agreement, Contributee agrees to indemnify Contributor, its officers, directors, agents, representatives, successors, permitted assigns and affiliates (other than Contributee) (collectively, the "CONTRIBUTOR PARTIES") and hold each of them harmless against and pay on behalf of or reimburse such Contributor Parties in respect of any Losses which any such Contributor Party may suffer, sustain or become subject to, as a result of, in connection with, relating or incidental to or by virtue of: (i) the breach of any covenant or agreement of Contributee contained in this Agreement or (ii) the assertion or recovery against Contributor of any Assumed Liabilities (other than Losses resulting from, in connection with, relating or incidental to, or by virtue of breach of any of Contributor's representations or warranties in SECTION 2A or obligations under clause (i) of SECTION 2C(i)).

      2D. NOTICE AND DEFENSE OF THIRD PARTY CLAIMS. If any claim, administrative action, lawsuit or other proceeding shall be brought or asserted under SECTIONS 2C(i) or 2C(ii) against an indemnified party or any successor thereto (the "INDEMNIFIED PERSON") in respect of which indemnity may be sought under such Sections from an indemnifying person or any successor thereto (the "INDEMNIFYING PERSON"), the Indemnified Person shall undertake the defense, compromise or settlement of such proceeding with counsel reasonably satisfactory to the Indemnified Person, and the Indemnifying Person shall assume and pay all fees, costs and expenses relating to or associated with the Indemnified Person's defense thereof, including all fees and costs of counsel and the payment of all costs and expenses in connection therewith. The Indemnified Person shall give prompt written notice of such proceeding to the Indemnifying Person; provided, that any delay or failure to so notify the Indemnifying Person shall relieve the Indemnifying Person of its obligations hereunder only to the extent, if at all, that the Indemnifying Person is materially prejudiced by reason of such delay or failure. In connection with the Indemnified Person's defense of any such proceeding, the Indemnifying Person shall, reasonably and in good faith, assist and cooperate in the defense thereof. With respect to matters not involving proceedings brought or asserted by third parties, within thirty (30) days after notification from any Indemnified Person supported by reasonable documentation setting forth the nature of the circumstances entitling such Indemnified Person to indemnity hereunder, the Indemnifying Person, at no cost or expense to such Indemnified Person, shall diligently commence resolution of such matters in a manner reasonably acceptable to such Indemnified Person and shall diligently and timely prosecute such resolution to completion; provided, however, with respect to those valid claims that may be satisfied by payment of a liquidated sum of money and which are not disputed reasonably and in good faith by the Indemnified Person, the Indemnifying Person shall promptly pay the amount so claimed.

     2E. MUTUAL ASSISTANCE AND RECORDS. Contributee and Contributor agree that they will mutually cooperate in the expeditious filing of all notices, reports and other filings with any governmental authority required to be submitted jointly by Contributee and Contributor in connection with the execution and delivery of the Agreement and the consummation of the transactions contemplated by the Agreement.

     2F. FURTHER TRANSFERS. Each of Contributor and Contributee will, and will cause each of their affiliates to, execute and deliver such further instruments of conveyance and transfer and take such additional action as the other party hereto may reasonably request to effect, consummate, confirm or evidence the transfer of the Assets or the obligations of Contributee hereunder.

Section 3. MISCELLANEOUS.

     3A. REMEDIES. Each party hereto shall have all rights and remedies set forth in this Agreement and all rights and remedies which such party has been granted at any time under any other agreement or contract with the other party hereto and all of the rights which such party has under any law. Any Person having any rights under any provision of this Agreement shall be entitled to enforce such rights specifically (without posting a bond or other security), to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law.

     3B. CONSENT TO AMENDMENTS. Except as otherwise expressly provided herein, the provisions of this Agreement may be amended only by the prior written consent of Contributor and Contributee. No other course of dealing between any of the parties hereto or any delay in exercising any rights hereunder or under the Agreement shall operate as a waiver of any rights of any party hereto.

     3C. TERMINATION. This Agreement may be terminated only by the prior written consent of Contributor and Contributee; provided, however, that in the event of a failure of any of the conditions to either party's obligation to close this Agreement the other party may terminate this Agreement if such other party does not waive such failure in writing on or prior to the latest date on which the Effective Time identified in SECTION 1E above is permitted to occur pursuant to such SECTION 1E.

     3D. SUCCESSORS AND ASSIGNS. Except as otherwise expressly provided herein, all covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not.

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     3E. SEVERABILITY. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

     3F. COUNTERPARTS. This Agreement may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same Agreement.

     3G. DESCRIPTIVE HEADINGS; INTERPRETATION. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a substantive part of this Agreement. The use of the word "including" in this Agreement shall be by way of example rather than by limitation.

     3H. GOVERNING LAW. Except for matters governed by federal law, all other issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the State of Delaware, without reference to principles of conflicts of law.

     3I. NOTICES. Except as expressly set forth to the contrary in this Agreement, all notices, requests or consents provided for or permitted to be given under this Agreement must be in writing and shall be deemed delivered: (i) upon delivery if delivered in person; (ii) three (3) business days after deposit in the United States mail, addressed to the recipient, postage paid, and registered or certified with return receipt requested; (iii) upon transmission if sent via telecopier, with a confirmation copy sent via overnight mail; or
(iv) one (1) business day after deposit with a national overnight courier. Such notices, demands and other communications shall be sent to each party at the address or telecopy number indicated below:

            IF TO CONTRIBUTOR:

            Sento Corporation
            808 East Utah Valley Drive
            American Fork, UT 84003
            Attention:  Stanley J. Cutler
            Telecopy:  (801) 492-2100

            IF TO CONTRIBUTEE:

            EchoPass Corporation
            808 East Utah Valley Drive
            American Fork, UT 84003
            Attention: Keith Barr
            Telecopy:  (801) 492-2100

or to such other address or telecopy number or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.


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

     3J. NO STRICT CONSTRUCTION. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

     3K. EFFECT OF AMENDMENT. This Amended and Restated Contribution Agreement amends and restates the Contribution Agreement in its entirety. Upon the execution of this Amended and Restated Contribution Agreement by Contributor and Contributee, the Contribution Agreement shall be superseded in its entirety and shall be of no further force or effect.



                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]


                                       9
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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.


                                       SENTO CORPORATION


                                       By:
                                          -----------------------------------
                                       Name/Title: Arthur F. Coombs, III,
                                       President and Chief Executive Officer


                                       By:
                                          -----------------------------------
                                       Name/Title: Gary B. Filler, Chief
                                       Financial Officer



                                       ECHOPASS CORPORATION


                                       By:
                                          -----------------------------------
                                       Name/Title: Keith D. Barr, Vice President
                                       and Chief Technology Officer

                                   SCHEDULE A
                                       TO
                   AMENDED AND RESTATED CONTRIBUTION AGREEMENT

     ----------------------------------------------------------------------

                               Certain Technology

Technology includes, without limitation, the products and property listed below and any and all related documentation on or about the products or property listed below (whether with the names shown below or with the "Apex" or other predeccessor prefix) and all installation, configuration, diagrams, administrative setup, white papers, design documents or other information related to the tools and components used for communications, management, administration or operations of the technical infrastructure of the Contact Center. This documentation may be in the form of, but not limited to: product user guides, white papers, correspondence, notes, emails, database records, proposals, design documents, bug or enhancement reports, presentations, slide shows, or any information regardless of form, whether electronic or otherwise, that may contain references to the internals or features of these products or properties.

     ECHOADMIN

          EchoAdmin is a unified administration tool for the EchoCenter environment. It allows a user to make changes in everything from personnel records to NT Logins.

     ECHOREPORT

          EchoReport is an ad-hoc reporting tool that allows users to create, save, and schedule reports on every part of the EchoCenter environment.

     ECHOP&L

          EchoP&L is a subsection of EchoReport, which allows agent data to be saved to a special Excel worksheet. This worksheet can display the profit and loss statement for an agent, team, or account.

     ECHOSCHEDULER

          EchoScheduler is a back-end data reduction tool, which gathers raw data from several EchoCenter systems and reduces it to 30-minute call detail records.

     ECHOCONTACT

          EchoContact is a multi-media software phone. It allows agents to communicate via Voice, VoIP, Email, Voice Mail, Fax, Chat, Web callback, and Web call-through.

     ECHOCONTACTCLIENT

          EchoContactClient is a companion application to EchoContact, which enables EchoContact to operate faster in a low bandwidth environment.

     NMECHO.DLL

          NMEcho.dll is a subset of EchoContact and EchoContactClient, which provides H.323 calling functions.

     ECHOCASE

          EchoCase is a Customer Relationship Management database application geared toward the inbound technical support environment.

     ECHOSALES

          EchoSales is a Customer Relationship Management database application geared toward the outbound sales and marketing environment.

     ECHOCONTENT

          EchoContent is a database application, which allows users to centrally administer web site content. This application also uses special web pages known as templates to display the web site content from a web server.

     ECHOSKILLS/UNIVERSITY

          EchoSkills/University is a curriculum, class, and personnel skill management database application.

     ECHOCAPTURE

          EchoCapture is a screen capture utility used to create many of the real-time graphic sections on various workgroup and EchoInsite servers.

     ECHOHARVEST

          EchoHarvest is a web harvesting utility used to gather information from the Internet for use on workgroup and EchoInsite servers.

     ECHOINSITE

          EchoInsite is a `remote presence' custom web server used to provide clients a view into the EchoCenter environment.

     ECHOWORKGROUPSERVER

          Workgroup servers are custom web servers geared toward providing real-time views into the call queue conditions and knowledge bases of a workgroup.

     ECHODATAMINE

          EchoDatamine is a customized web application used as part of the EchoInsite tool. EchoDatamine allows users to perform higher level theme-based analysis of customer data.

     ECHOMETRICS

          EchoMetrics is a data-gathering tool, which collects performance statistical data from various EchoCenter systems.

     ECHONORTEL

          EchoNortel is a specialized data-gathering tool, which collects performance statistical data from a Nortel PBX.

     ECHOBUGS

          EchoBugs is a product development database application. It facilitates bug and enhancement tracking, product and feature tracking, and quality assurance test plans and steps.

     ECHOKBA

          EchoKBA is a knowledge management database application, which allows users to create, edit, and maintain centralized knowledge.

     ECHOSURVEY

          EchoSurvey is a database application that will be used to create, edit, analyze, and capture survey data from other EchoSuite products. I.e. EchoInsite, EchoCase, EchoSales, etc.

     GENESYS CONFIGURATION SCRIPTS AND STRATEGIES DEVELOPED BY OR FOR
     CONTRIBUTOR

          These scripts and strategies include information relating to the current configuration of the Genesys environment.

     SENTO IVR APPLICATION

          This IVR application allows the Brite IVR to interact with the Genesys Environment.

     INTEGRATION TOOLS DEVELOPED BY OR FOR CONTRIBUTOR WITH RESPECT TO PBX, CISCO 5300, GENESYS CTI, BRITE IVR, OCTEL UNIFIED MESSENGER, OPTUS FACSYS GATEWAY, MICROSOFT EXCHANGE, MICROSOFT SQL SERVER, MICROSOFT IIS, CITRIX, MS TERMINAL SERVER, MS INDEX SERVER, MS OFFICE AND OTHER OFF-THE-SHELF COMPONENTS USED IN THE INFRASTRUCTURE.

          This includes configuration of the components in the arrangement used in the infrastructure and features exploited in each component. Cabling methods, system settings, administrative setup and physical installation are also included.

                                   SCHEDULE B
                                       TO
                  AMENDED AND RESTATED CONTRIBUTION AGREEMENT

     ----------------------------------------------------------------------

                                 Tangible Assets

                    [See schedule of assets attached hereto]

                                    EXHIBIT A
                                       TO
                  AMENDED AND RESTATED CONTRIBUTION AGREEMENT

     ----------------------------------------------------------------------

                            Assignment of Technology

                         [See document attached hereto]

                                    EXHIBIT B
                                       TO
                  AMENDED AND RESTATED CONTRIBUTION AGREEMENT

     ----------------------------------------------------------------------

                                  Bill of Sale

                         [See document attached hereto]

                                    EXHIBIT C
                                       TO
                  AMENDED AND RESTATED CONTRIBUTION AGREEMENT

     ----------------------------------------------------------------------

                               Services Agreement

                         [See document attached hereto]